Exhibit 10.6

INDEPENDENT NON-EMPLOYEE DIRECTOR

AND COMMITTEE SERVICE AGREEMENT

Effective as of August 7, 2026

This Independent Non-Employee Director and Committee Service Agreement (this “Agreement”) is entered into by and between Nightfood Holdings, Inc., a Nevada corporation (the “Company”), and Christopher Dieterich (the “Director”), effective as of the date stated above (the “Effective Date”).

1. Board Service

The Director accepts appointment or continued service as a member of the Company’s Board of Directors (the “Board”). The Director will serve until a successor is duly elected and qualified or until the Director’s earlier death, resignation, or removal in accordance with Nevada law and the Company’s articles of incorporation and bylaws. This Agreement does not create a fixed term or limit any lawful power to remove or replace a director.

2. Initial Committee Assignments

Member of the Audit Committee; Chair of the Compensation Committee; and member of the Nominating, Corporate Governance and Compliance Committee.

The Board may establish, dissolve, or change committees and committee assignments or chairs at any time without amending this Agreement. The Director will perform committee duties under the applicable charter and Board resolutions.

3. Duties and Standard of Conduct

The Director will devote the time and attention reasonably necessary to Board and committee service; prepare for and attend meetings when reasonably practicable; review materials; make informed judgments; and comply with applicable law, the Company’s governing documents, committee charters, code of conduct, insider-trading policy, disclosure controls, and other policies applicable to directors. Nothing in this Agreement limits or alters the Director’s statutory or fiduciary duties.

4. Independence; Eligibility; Disclosures

The Director will promptly disclose any relationship, payment, position, investment, transaction, or other circumstance that could reasonably bear on independence, committee eligibility, related-party status, or a conflict of interest, and will complete questionnaires and certifications reasonably requested by the Company. The Board retains sole responsibility for making independence and committee-eligibility determinations; this Agreement does not guarantee that the Director will remain independent or eligible for a particular committee.

The Director will not provide separate legal, accounting, consulting, advisory, or other compensated services to the Company or a subsidiary without prior written Board approval following an independence and conflict review. Compensation under this Agreement and the related Option is solely for Board and Board-committee service.

The Director will reasonably cooperate in preparing and timely completing Forms 3, 4, and 5, director-and-officer questionnaires, beneficial-ownership reports, Form 8-K and other public disclosures, and exchange or regulatory submissions relating to the Director’s service. The Director will promptly provide accurate information reasonably requested for those purposes and review personal information presented for filing. Nothing in this paragraph shifts to the Company a filing obligation that applicable law imposes personally on the Director.

5. Cash Compensation

The Company will pay the Director a cash retainer of $1,500 for each calendar quarter of Board service, payable in arrears within 30 days after quarter end. A partial quarter will be prorated based on the number of calendar days the Director served during that quarter. The retainer is the complete cash compensation for Board, committee, and committee-chair service unless the Board separately approves additional compensation in writing.

6. Equity Compensation

The Company will grant the Director a separate standalone nonqualified stock option to purchase 1,000,000 shares of Company common stock. The Standalone Nonqualified Stock Option Agreement, not this Agreement, exclusively governs the grant, exercise price, vesting, term, adjustment, forfeiture, exercise, and other equity terms. No annual or recurring equity grant is promised by this Agreement.

7. Uplist Review

If the Company’s common stock becomes listed on a national securities exchange, the Compensation Committee will review non-employee director compensation and may recommend changes to the full Board. No listing automatically changes the Director’s compensation, and no change becomes effective without subsequent Board approval and any other approval required by applicable law or exchange rules.

8. Expense Reimbursement

The Company will reimburse reasonable and documented out-of-pocket expenses incurred in connection with Board and committee service in accordance with Company policy. The Director must submit supporting documentation within a reasonable time.

9. Non-Employee Capacity; Taxes

The Director serves solely as a nonemployee corporate director. Nothing in this Agreement creates an employment, consulting, independent-contractor, agency, partnership, or joint-venture relationship, or authorizes the Director individually to act for the Company. The Company may report compensation on Form 1099-NEC or another applicable information return. The Director is responsible for taxes arising from payments and equity received under this Agreement, subject to any withholding or reporting required by law.

10. No Individual Authority to Bind the Company

The Director acting individually has no authority to bind, obligate, or speak on behalf of the Company unless the Board or an authorized officer has specifically delegated that authority in writing. This limitation does not restrict the Director’s participation in duly authorized Board or committee action.

11. Confidentiality and Protected Communications

The Director will preserve the confidentiality of nonpublic information obtained through Board service and use it only for Company purposes, except when disclosure is authorized by the Company or required by law. If disclosure is legally compelled, the Director may disclose only the information legally required and, when legally permitted, will give the Company prompt notice and reasonable cooperation so the Company may seek confidential or protective treatment. The Company controls any attorney-client privilege or work-product protection belonging to the Company; the Director will not knowingly waive that protection without authorization. Nothing in this Agreement requires the Director to disclose or waive the Director’s own privileged communications.

Nothing in this Agreement prohibits or restricts the Director from communicating with, reporting possible violations to, or participating in an investigation or proceeding conducted by the Securities and Exchange Commission, another governmental authority, or law enforcement; making disclosures protected under whistleblower laws; or receiving an award from a governmental authority. The Director need not notify or obtain authorization from the Company for a protected communication.

12. Company Property and Records

Board and committee materials, credentials, devices, and other Company property remain Company property. Upon cessation of service or request, the Director will return or securely delete Company property and confidential information, subject to legal hold instructions and the Director’s right to retain personal compensation, tax, and executed agreement records.

13. Indemnification and D&O Insurance

The Director is entitled to indemnification and advancement of expenses to the fullest extent provided by applicable law, the Company’s governing documents, and any separate indemnification agreement. To the fullest extent permitted by those authorities, advancement will be made after receipt of any undertaking required by law to repay amounts if it is ultimately determined that the Director is not entitled to indemnification. These rights are nonexclusive, continue after Board service ends for acts or omissions occurring during service, and inure to the benefit of the Director’s heirs, executors, and administrators. During Board service, and thereafter for claims arising from that service to the extent coverage is maintained for similarly situated former directors, the Company will use commercially reasonable efforts to maintain directors’ and officers’ liability insurance covering the Director on terms generally applicable to similarly situated directors. This Agreement does not reduce any existing indemnification, advancement, or insurance right.

14. Cessation of Service

This Agreement terminates automatically when the Director ceases to serve on the Board. Termination does not affect accrued and unpaid cash compensation, approved expense reimbursement, vested rights under the Option, or indemnification, advancement, or insurance rights. During and after Board service, the Director will provide reasonable cooperation concerning investigations, litigation, audits, or regulatory matters relating to the Director’s service, provided the cooperation does not unreasonably interfere with the Director’s activities; the Company will reimburse reasonable, documented out-of-pocket expenses incurred in providing that cooperation. The provisions concerning taxes, confidentiality and protected communications, Company property and records, indemnification and insurance, post-service cooperation, governing law and venue, and any accrued rights survive cessation of service. Unvested and vested Option rights are governed solely by the Standalone Nonqualified Stock Option Agreement.

15. Supersession of Prior Director Arrangement

Effective as of the Effective Date, this Agreement supersedes and replaces every prior oral or written agreement, policy, understanding, or commitment governing the Director’s compensation for Board or Board-committee service. The separate Settlement of Past-Due Director Compensation and Stock Issuance Agreement dated August 7, 2026 between the Company and the Director (the “Settlement Agreement”) exclusively governs the issuance of 1,500,000 shares of Company common stock in full settlement of all amounts accrued and outstanding under those prior arrangements through the Effective Date. Nothing in this Agreement amends or impairs the Settlement Agreement, and no provision of this Agreement revives any Covered Balance (as defined in the Settlement Agreement) satisfied under the Settlement Agreement. Except as expressly addressed in the Settlement Agreement, this supersession does not cancel approved unreimbursed expenses, indemnification rights, or any previously issued and outstanding equity security unless the parties expressly identify and cancel that security in a separate signed writing.

16. Governing Law; Venue

This Agreement is governed by the laws of the State of Nevada, without regard to conflict-of-laws principles. Each party irrevocably submits to the exclusive jurisdiction of the state courts located in Los Angeles County, California and, if federal subject-matter jurisdiction exists, the United States District Court for the Central District of California for any action arising out of or relating to this Agreement, and waives any objection based on personal jurisdiction, venue, or forum non conveniens.

17. Notices

A notice under this Agreement must be in writing and delivered personally, by nationally recognized overnight courier, or by email with confirmation of transmission, to the address or email most recently designated by the receiving party in the Company’s records. Notice is effective upon receipt.

18. Entire Agreement; Amendments; Assignment

This Agreement, the separate Standalone Nonqualified Stock Option Agreement, and the Settlement Agreement constitute the parties’ complete agreement concerning the subject matter addressed by each instrument. An amendment or waiver of this Agreement must be in a writing signed by both parties, except that the Board may change committee assignments and adopt generally applicable policies as expressly permitted above. The Director may not assign this Agreement. The Company may assign it to a successor that assumes the Company’s obligations.

19. Severability; Counterparts; Electronic Signatures

If a provision is held invalid or unenforceable, it will be enforced to the maximum extent permitted and the remaining provisions will continue in effect. This Agreement may be signed in counterparts and by electronic signature, each of which is an original and all of which together constitute one instrument.

AGREED AND ACCEPTED:

Nightfood Holdings, Inc.

By:	/s/ Jimmy Chan
Name:	Jimmy Chan
Title:	Chief Executive Officer

/s/ Christopher Dieterich
Christopher Dieterich, Director